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EXHIBIT 18.1

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

March 11, 2004

Schweitzer-Mauduit International, Inc.
100 North Point Center East
Suite 600
Alpharetta, Georgia 30022

Dear Sirs:

        We have audited the consolidated financial statements of Schweitzer-Mauduit International, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 11, 2004, which expresses an unqualified opinion and contains an explanatory paragraph relating to the restatement described in Note 3. Note 3 to such consolidated financial statements contains a description of your change in accounting for certain inventories during the year ended December 31, 2003 to the first-in, first-out method of accounting from the last-in, first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

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LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE